Exhibit 99.1

Scott R. Silverman Resumes the Role of Chief Executive Officer of VeriChip Corporation

Silverman resumes role following Company’s announcement to re-launch its Health Link personal health record

DELRAY BEACH, FL – August 27, 2009 — VeriChip Corporation (NASDAQ:CHIP) (“VeriChip” or the “Company”), a provider of radio frequency identification (RFID) systems for healthcare and patient-related needs, announced today that Scott R. Silverman, its current executive chairman, has resumed the role of CEO of the Company. Earlier this week, the Company announced the re-launch of its Health Link electronic personal health record (PHR).

Driving the re-launch of the Health Link PHR is the Company’s belief that identification technologies and tools will become more prevalent to protect consumers and businesses. The Company believes its long-standing history and expertise in patient identification and personal health records can be the starting point of a broad array of these technologies and tools.

Commenting on his return to CEO, Mr. Silverman stated, “I am pleased to return to the day-to-day operations at the Company. With healthcare playing a leading role on the national stage, protecting one’s personal information is more important than ever. Our Health Link PHR, which has a history dating back to 2004, can form the foundation of a business built to protect you and your critical personal information.”

Mr. Silverman, who beneficially owns approximately 6.8 million shares of the Company, purchased the majority ownership position in November 2008. He will maintain his role as executive chairman of the Company’s board of directors. Mr. Silverman, who has not taken cash compensation since the second half of 2008, will continue to not take cash compensation for the remainder of 2009.

About VeriChip Corporation
VeriChip Corporation, headquartered in Delray Beach, Florida, has developed the VeriMed™ Health Link System for rapidly and accurately identifying people who arrive in an emergency room and are unable to communicate. This system uses the first human-implantable passive RFID microchip, cleared for medical use in October 2004 by the United States Food and Drug Administration.

For more information on VeriChip, please call 1-800-970-2447, or e-mail info@verichipcorp.com. Additional information can be found online at www.verichipcorp.com.

Statements about VeriChip’s future expectations, including its belief that identification technologies and tools will become more prevalent to protect consumers and businesses and its belief that its long-standing history and expertise in patient identification and personal health records can be the starting point of a broad array of these technologies and tools and all other statements in this press release other than historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties and are subject to change at any time, and VeriChip’s actual results could differ materially from expected results. Additional information about these and other factors that could affect the Company’s business is set forth in the Company’s various filings with the Securities and Exchange Commission, including those set forth in the Company’s 10-K filed on February 12, 2009, under the caption “Risk Factors.” The Company undertakes no obligation to update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this statement or to reflect the occurrence of unanticipated events, except as required by law.

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CONTACT:
VeriChip Corporation
Allison Tomek
(561) 805-8008
atomek@verichipcorp.com